STOCK PURCHASE AGREEMENT



                                     BETWEEN



                           Health Food Associates, Inc.,
                             an Oklahoma corporation



             James C. Hinkefent, individually and as trustee of the
             James C. Hinkefent Health Food Associates Stock Trust
                   dated January 30, 1998, James C. Hinkefent
                  and Marilyn M. Hinkefent, as trustees of the
             James C. Hinkefent Trust dated July 11, 1994, as amended,
                         Eric Hinkefent, Mary Ann O'Dell,
                          Sally Sobol, and Amy Laminsky



                                     AND



                           Food for Health Co., Inc.,
                            an Arizona corporation





                            Dated:  August 30, 1999
















                              TABLE OF CONTENTS
                              -----------------


1.     Purchase and Sale of Stock...........................................1
2.     Purchase Price.......................................................1
       2.1     Allocation of Closing Payment Among Shareholders.............2
       2.2     Allocation of Payments under the Secured Note Among
               Shareholders.................................................2
       2.3     Allocation of Payments under the Convertible Note Among
               Shareholders.................................................3
       2.4     338(h)(10) Election..........................................3

3.     Closing..............................................................3

4.     Shareholders' Obligations at Closing; Further Assurances.............4

5.     Representations and Warranties by Shareholders.......................4

6.     Representations and Warranties by Hinkefent..........................5
       6.1     Organization, Standing and Qualification.....................5
       6.2     Subsidiaries.................................................5
       6.3     Transactions with Certain Persons............................6
       6.4     Capitalization...............................................6
       6.5     Financial Statements.........................................7
       6.6     Absence of Undisclosed Liabilities...........................8
       6.7     Taxes........................................................8
       6.8     Absence of Changes or Events.................................8
       6.9     Litigation..................................................10
       6.10    Compliance with Laws and Other Instruments..................10
       6.11    Title to Properties.........................................11
       6.12    Schedules...................................................11
       6.13    Proprietary Rights..........................................13
       6.14    No Guaranties...............................................13
       6.5     Filing and Records..........................................13
       6.16    Broker's Fees...............................................14
       6.17    Environmental, Health, and Safety Matters...................14
       6.18    Intellectual Property.......................................15
               6.18.6     Year 2000 Representation and Warranty............18
       6.19    Employment Matters..........................................18
               6.19.1     Compliance with Employment Laws..................18
               6.19.2     Plan Compliance..................................19
       6.20    Inventory Returns...........................................20
       6.21    Utilities...................................................20
       6.22    Accuracy and Completeness of Representations and
                 Warranties................................................20

7.     Representations and Warranties by Purchaser..........................20
       7.1     Organization.................................................20
       7.2     Authorization and Approval of Agreement......................20
       7.3     Execution, Delivery and Performance of Agreement.............20
       7.4     Litigation...................................................21
       7.5     Broker's Fees................................................21
       7.6     Issuance of Convertible Note.................................21

8.     Conduct of Business Prior to Closing.................................21
       8.1     Consents and Approvals.......................................21

9.     Investigation, Confidentiality and Exclusivity.......................23
       9.1     Investigations...............................................23
       9.2     Confidentiality..............................................23
       9.3     Press Releases...............................................24
       9.4     Disposition of Property Upon Termination.....................24
       9.5     Exclusivity..................................................24

10.    Director and Shareholders Authorizations.............................24

11.    Conditions Precedent to Purchaser's Obligations......................24
       11.1    Approval of Agreement........................................25
       11.2    Additional Documents.........................................25
       11.3    Representations..............................................25
       11.4    Covenants....................................................25
       11.5    Diligence....................................................25
       11.6    Closing Financial Statements.................................25
       11.7    Certificate..................................................26
       11.8    Good Standing................................................26
       11.9    Opinion......................................................26
       11.10   Environmental Report.........................................26
       11.11   Acquisition of Assets of Elk River Trading Company...........26
       11.12   Election.....................................................27

12.    Conditions Precedent to Company's and Shareholders' Obligations......27
       12.1    Representations..............................................27
       12.2    Covenants....................................................27
       12.3    Certificate..................................................27
       12.4    Opinion......................................................27
       12.5    Purchase Price...............................................27
       12.6    Election.....................................................28

13.    Indemnification......................................................28
       13.1     By Shareholders.............................................28
       13.2     By Purchaser................................................28
       13.3     Procedure...................................................28
       13.4     Contribution................................................29
       13.5     Limitation on Indemnification...............................29

14.    Offset...............................................................29

15.    Survival of Representations and Warranties...........................29

16.    Notices..............................................................30

17.    Legal and Other Costs................................................30

18.    Miscellaneous........................................................30





                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated as of August 30, 1999 (the "Effective Date"), by and among Health Food Associates, Inc., an Oklahoma corporation doing business in some locations as Akin's Natural Foods Market, having its principal office at 7807 East 51st Street, Tulsa, Oklahoma 74145 ("HFA"), Food for Health Co., Inc., an Arizona corporation, having its principal office at 3655 West Washington Street, Phoenix, Arizona 85009 ("Purchaser"), and James C. Hinkefent, individually, ("Hinkefent"), James C. Hinkefent as trustees of the James C. Hinkefent Health Food Associates Stock Trust, dated January 30, 1998 (the "Stock Trust"), James C. Hinkefent and Marilyn M. Hinkefent, as Trustee of the James Hinkefent Trust dated July 11, 1994, as amended (the "Hinkefent Trust"), Eric Hinkefent, Mary Ann O'Dell, Sally Sobol, and Amy Laminsky, as sole shareholders of HFA (collectively, the "Shareholders"). HFA is sometimes referred to as the "Company."

                                RECITALS:

     A. HFA is in the business of operating retail stores for the purpose of selling natural foods, supplements, and health and beauty care products to the consuming public.

     B. With the exception of Hinkefent, who owns his shares beneficially through the Stock Trust and the Hinkefent Trust, Shareholders own all the issued and outstanding shares of capital stock in HFA.

     C. Purchaser wishes to acquire the ongoing business of HFA and has agreed to purchase the issued and outstanding capital stock of HFA.

                               AGREEMENT:

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1. Purchase and Sale of Stock. Subject to and upon the terms and conditions set forth in this Agreement, the Shareholders will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the outstanding stock of the Company (the "Shares"), free and clear of all liabilities, obligations, liens and encumbrances.

     2. Purchase Price. In consideration of the transfer and delivery of the Shares by Shareholders to Purchaser, and in reliance upon the representations and warranties made in this Agreement by Company and Shareholders, Purchaser will pay to Shareholders a total purchase price of:

                   o  $14,000,000;

                   o less the amount, if any, by which the total liabilities of Company as of the close of business on the last day of the month preceding the Closing (excluding liabilities represented by any permitted payment set forth on Schedule 2 that has not been made prior to that day) exceed $500,000 (the "Purchase Price").

The Purchase Price shall be payable as follows: (a) the difference between $4,000,000 and the amount, if any, by which the total liabilities of Company as of the close of business on the last day of the month preceding the Closing exceed $500,000, shall be paid at the Closing by check or wire (the "Closing Payment"); (b) $2,000,000 shall be payable by promissory note in the form attached as Exhibit A (the "Convertible Note"); and (c) $8,000,000 shall be payable by promissory note in the form attached as Exhibit B (the "Secured Note") secured by a pledge of certain Shares in the form of Exhibit E. The Convertible Note and the Secured Note are collectively referred to as the "Notes."

          2.1 Allocation of Closing Payment Among Shareholders. The Closing Payment shall be paid and allocated among the Shareholders as follows:


                                             PERCENTAGE OF INITIAL
              SHAREHOLDER                        INSTALLMENT
              -----------                        -----------

            Stock Trust                             38.5%

            Hinkefent Trust                         61.5%

            Eric Hinkefent                           0.0%

            Mary Ann O'Dell                           0.0%

            Sally Sobol                              0.0%

            Amy Laminsky                             0.0%
                                                   -----
            TOTAL SHARES                           100.0%
                                                   =====

          2.2 Allocation of Payments under the Secured Note Among Shareholders. The amounts payable under the Secured Note shall be paid and allocated among the Shareholders as follows:

                                            PERCENTAGE OF PAYMENTS
             SHAREHOLDER                      UNDER SECURED NOTE
            -------------                     ------------------

            Stock Trust                               0.00%

            Hinkefent Trust                          27.00%

            Eric Hinkefent                           18.25%

            Mary Ann O'Dell                           18.25%

            Sally Sobol                              18.25%

            Amy Laminsky                             18.25%
                                                    ------


           TOTAL SHARES                             100.00%
                                                    ======

          2.3 Allocation of Payments under the Convertible Note Among Shareholders. The amounts payable under the Convertible Note shall be paid and allocated among the Shareholders as follows:

                                              PERCENTAGE OF PAYMENTS
            SHAREHOLDER                       UNDER CONVERTIBLE NOTE
            -----------                       ----------------------

          Stock Trust                                  0.0%

          Hinkefent Trust                              0.0%

          Eric Hinkefent                              25.0%

          Mary Ann O'Dell                              25.0%

          Sally Sobol                                 25.0%

          Amy Laminsky                                25.0%
                                                     -----

           TOTAL SHARES                              100.0%
                                                     =====

          2.4    338(h)(10) Election.   Shareholders agree to timely execute
and file Form 8023-A and otherwise cooperate with Purchaser in Purchaser's and Shareholders' joint election to treat this transaction as a sale of assets under I.R.C. Section 338(h)(10). Shareholders and Purchaser agree that the Purchase Price shall be allocated among the purchased assets as set forth on
Schedule 2.4, which the parties agree may be attached hereto at any time prior to Closing if initialed by Purchaser and Eric Hinkefent.

     3. Closing. The Closing shall take place on the date when each of the conditions precedent hereunder have been either satisfied or waived by the party for whose benefit the condition exists, provided that the Closing must occur within 120 days after the Effective Date of this Agreement. The parties will endeavor to close the agreement on September 13, 1999 or such other date as Purchaser and Company may agree, subject to the 120 day limit. The Closing shall take place at 9:00 a.m. local time at the offices of Company or such other time and place as Purchaser and Company may agree upon. The day on which the Closing actually takes place is sometimes referred to as the Closing Date.

     4.   SHAREHOLDERS' OBLIGATIONS AT CLOSING; FURTHER ASSURANCE.


          4.1   At the Closing, Company and Shareholders will deliver to
Purchaser:

                4.1.1 stock certificates representing the Shares, together with assignments separate from certificates duly executed by the Shareholders; and

                4.1.2 all documents required to be delivered to Purchaser under the provisions of this Agreement.

          4.2 At any time and from time to time after the Closing, at Purchaser's request and without further consideration, the Company and Shareholders will execute and deliver such other instruments of sale, transfer, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable (subject to the consent of the Company and the Shareholders, which shall not be unreasonably withheld) in order to more effectively convey to Purchaser, and to confirm Purchaser's title to, the Shares, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

     5. Representations and Warranties by Shareholders. Each Shareholder as to itself (and Hinkefent as to the Stock Trust and the Hinkefent Trust) represents and warrants that: (a) it is the lawful record and beneficial owner of all of the Shares of the Company's capital stock set forth on
Schedule 6.4, with absolute right to sell them and with full title thereto, free and clear of any liens, claims, encumbrances or restrictions of any kind;
(b) as to such Shares so owned by it, all are validly issued and outstanding, fully paid and nonassessable, there are no undisclosed interests, present or future, in the Shares or the ownership of the Company, nor do any of them know of any assertion of such an interest, or of any facts or circumstances which would give any person any such present or future interest or entitle any person to assert such an interest; (c) there are no provisions of any contract, indenture, agreement or other instrument to which the Shareholder is a party or to which the Shares it owns are subject which would prevent, limit, or condition the sale or transfer of the Shares it owns or the operation of the Company to the Purchaser; (d) neither the execution, delivery nor performance of this Agreement by Company, or the Shareholder will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of any law, rule or regulation or any order, judgment or decree to which the Shareholder is a party or by which it may be bound or affected; (e) the Shareholder has the full power and authority to enter into this Agreement, to make the representations, warranties and covenants contained herein and to carry out the transactions contemplated hereby, and all proceedings required to be taken by the Shareholder to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken, and this Agreement constitutes the valid and binding agreement of the Shareholder; and (f) except as provided in Schedule 5, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) to the best of the Shareholder's knowledge, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or, any provision of its charter, bylaws or trust documents if it is not an individual or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which it is bound or to which any of his or its assets is subject.

     6. Representations and Warranties by Hinkefent. Hinkefent and Eric Hinkefent jointly and severally represent and warrant to Purchaser as follows:

          6.1 Organization, Standing and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma and is qualified to do business and is in good standing in each other jurisdictions in which the failure to be so qualified would have a material adverse effect on Company's financial condition. Company has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement. Company is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. For purposes of this Agreement, the "business" of the Company shall be deemed to include all web sites owned and controlled by Company and all other assets of the Company, which are related to the operations of the Company and all future business leads and prospects relating thereto. Hinkefent has delivered to Purchaser true and complete copies of Company's Articles of Incorporation and all amendments thereto and the Bylaws of Company as presently in effect, certified as true and correct by Company's Secretary. This Agreement constitutes the valid and legally binding obligation of Company, Hinkefent and the Shareholders, enforceable in accordance with its terms and conditions. To the best of knowledge of Hinkefent and Eric Hinkefent, except as set forth in Schedule 6.12.11, neither Company, Hinkefent, nor Shareholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other person or entity in order to consummate the transactions contemplated by this Agreement.

          6.2 Subsidiaries. The Company has no subsidiaries and no interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as disclosed in this SECTION 6.2. The business carried on by the Company has not been conducted through any other direct or indirect subsidiary or affiliate of any shareholders. Hinkefent, Eric Hinkefent, Mary Ann O'Dell, Sally Sobol, and Amy Laminsky (collectively, the "Hinkefents") and each Shareholder within the last three years has been involved as owner, management, employee or consultant in no business other than Company, except as referenced on SCHEDULE 6.2.

          6.3    Transactions with Certain Persons.  Except as set forth on
Schedule 6.3 and except for transactions not material to Company or its financial condition, during the past three years Company has not, directly or indirectly, (a) purchased, leased or otherwise acquired any property or obtained any services from, or (b) sold, leased or otherwise disposed of any property or furnished any services to, or (c) otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Company), in the ordinary course of business or otherwise, (i) any shareholders of Company or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Company or any shareholders of Company. Except as set forth in SCHEDULE 6.3, Company does not owe any material amount to, or have any contract or commitment to pay any material amount or to incur any material liability on behalf of, any of its shareholders, directors, officers, employees or consultants ("Insider") (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Company. Except as set forth on SCHEDULE 6.3, no part of the property or assets of Company or any direct or indirect subsidiary or affiliate of Company is used by the Hinkefents or any Shareholder, except in connection with the business of the Company. For purposes of this Agreement, the "ordinary course of business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). Amounts or liabilities owed to or to be incurred on behalf of Insiders required to be disclosed on Schedule 6.3 are referred to collectively as the "Insider Obligations."

          6.4 Capitalization. All of the presently authorized, issued and outstanding shares of capital stock of Company and the names and addresses of the record and beneficial owners thereof are as set forth on SCHEDULE 6.4. Except as set forth on Schedule 6.4 there are no outstanding subscriptions, options, warrants, calls, conversion rights, exchange rights, purchase rights, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Company or any Shareholder is or may become obligated to issue, assign, sell or otherwise cause to become outstanding or transfer any shares of the capital stock of Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, other than the Company's 401(k) program, which does not invest any funds in securities of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. Except as set forth on Schedule 2, all dividends and other distributions declared prior to the Effective Date with respect to the issued and outstanding shares of the capital stock of the Company have been paid or distributed.

          6.5 Financial Statements. Company has delivered to Purchaser copies of the following financial statements prepared by management of the Company (collectively called the "Management Financial Statements"), all of which are complete and correct in all material respects, have been prepared from the books and records of Company consistently applied and maintained throughout the periods indicated and fairly and reasonably present the financial condition of Company as at their respective dates and the results of its operations for the periods covered thereby:

                6.5.1 an unaudited balance sheet of Company as at December 31, 1998 (the "Balance Sheet"), and unaudited balance sheets of Company as at December 31, 1997 and December 31, 1996; and

                6.5.2 unaudited statements of earnings and sources and uses of cash for the periods ended December 31, 1998, 1997 and 1996.

     The statements of earnings referenced in subsection 6.5.2 above do not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

     Company agrees to deliver to Purchaser prior to Closing copies of the following financial statements audited by PricewaterhouseCoopers LLP (the "Audited Financial Statements"), all of which shall be deemed to have been warranted and represented to be, at the time of delivery, complete and correct in all material respects, prepared from the books and records of Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly and reasonably present the financial condition of Company as at their respective dates and the results of its operations for the periods covered thereby:

                6.5.3 audited balance sheets of Company as at December 31, 1998, and December 31, 1997; and

                6.5.4 unaudited statements of earnings for the periods ended December 31, 1998, and December 31, 1997 and 1996.

The statements of earnings referenced in subsection 6.5.4 above, when delivered, shall be deemed to have been warranted and represented, at the time of delivery, not to contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Audited Financial Statements, when delivered, shall be deemed to have been warranted and represented, at the time of delivery, to include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.
The Management Financial Statements and the Audited Financial Statements are referred to, collectively, as the "Financial Statements."

          6.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on (a) either (i) the face of the Balance Sheet or (ii) Schedule 6.6, and (b) depicted in the Financial Statements (excluding the notes thereto), as of December 31, 1998 (the "Balance Sheet Date"), Company has no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Company's income, for the period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. On the Balance Sheet and in the Financial Statements as of the Balance Sheet Date, the inventory of the Company (net of reserve for shrinkage or spoilage) identified thereon shall be and is good and saleable inventory in the ordinary course of business and all accounts receivable are either good and collectible or adequately and reasonably reserved against. None of the Company's employees is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding the notes thereto).

          6.7 Taxes. All tax returns required to be filed in connection with all taxes imposed by any taxing authority, and all taxes which are due or payable by Company, have been accurately prepared and duly and timely filed and, if applicable, paid and all deposits required by law to be made by Company with respect to employees' withholding taxes have been duly made. Company has no tax deficiency or claim outstanding, proposed or assessed against it.

          6.8   Absence of Changes or Events.  Except as set forth in SCHEDULE
6.8 (or Schedules denominated according to the subsections of this SECTION 6.8), since the Balance Sheet Date Company has conducted its business only in the ordinary course and has not:

                6.8.1 incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Company;

                6.8.2 discharged or satisfied any material lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                6.8.3 declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares or capital stock or other securities;

                6.8.4 mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible, other than pledges of leased office equipment;

                6.8.5 sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of material value;

                6.8.6 received any notice of termination of any contract, lease or other agreement prior to its expiration date or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or would have a materially adverse effect on the assets, operations or prospects of Company;

                6.8.7 encountered any labor union organizing activity, had any actual or, threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

                6.8.8 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Company;

                6.8.9 issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                6.8.10 made any capital expenditures or capital additions in excess of an aggregate of $20,000;

                6.8.11   changed its banking or safe deposit arrangements;

                6.8.12 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Company or its property;

                6.8.13 failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and ordinary business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price materially in excess of the then current market price or upon terms and conditions materially more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and ordinary business practices prevailing in the industry;

                6.8.14 suffered any change, event or condition which in any case or in the aggregate, has had or may have a materially adverse affect on Company's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Company's revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

                6.8.15 entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

                6.8.16 entered into any agreement or made any commitment to take any of the types of action described in Sections 6.8.1 through 6.8.15 above.

          6.9 Litigation. Except as set forth in Schedule 6.9, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Hinkefent or Eric Hinkefent threatened, nor to the knowledge of Hinkefent or Eric Hinkefent does there exist the basis for any such claim, action, or other proceeding against or relating to Company, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement.

          6.10 Compliance with Laws and Other Instruments. Except as set forth in Schedule 6.10.

                 6.10.1 Except as disclosed on Schedule 6.10.1, to the best of knowledge of Hinkefent and Eric Hinkefent, Company has conducted its business in compliance with all existing laws, rules, regulations, ordinances, orders, judgments and decrees ("Laws") now or hereafter applicable to its business, properties or operations and, when the Business is owned by Purchaser as of the Closing Date, the Business will remain in compliance in all material respect with such Laws;

                6.10.2 Company has secured and is in compliance with all, and there are no proceedings to revoke or challenge any, material permits required for its Properties, and Business as presently conducted. All material Permits required to be secured by Company relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken and secured or will, before the Closing, be taken or secured.

                6.10.3 Company has not offered, paid, or agreed to pay money or anything of value for the purpose of or with the intent of obtaining or maintaining business for Company, or otherwise benefitting Company, in violation of any Law; and

                6.10.4 Neither the ownership nor use of Company's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or Bylaws as presently in effect, or any lien, encumbrance, mortgage, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Company is a party or by which it may be bound or affected. Hinkefent is not aware of any proposed regulations, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after the Closing.

          6.11 Title to Properties. Except as set forth on Schedule 6.11, Company has good and marketable title to all the properties and assets of every kind or nature, including but not limited to intellectual property, it owns in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet (except inventory shown on the Balance Sheet as consignment inventory and except inventory sold after the Balance Sheet Date in the ordinary course of business). None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly set forth in the Balance Sheet as securing specific liabilities or as otherwise expressly permitted by the terms hereof. All of the properties and assets owned, leased or used by Company are in good operating condition and repair, have been maintained in a commercially reasonable manner, and are suitable for the purposes used. Neither Hinkefent, Eric Hinkefent nor Company knows of any pending or threatened condemnation affecting the Properties.

          6.12 Schedules. Attached as Schedule 6.12 is a separate schedule containing an accurate and complete list and description of:

                 6.12.1 All real property owned by Company or in which Company has a leasehold or other interest or which is used by Company in connection with the operation of its business, or any other instrument under which Company claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Company has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                 6.12.2 All tangible personal property (other than inventory and supplies), owned, leased or used by Company except for items having a value of less than $2,500 which do not, in the aggregate, have a total value of more than $20,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms.

                 6.12.3 All fire, theft, casualty, liability and other insurance policies insuring Company, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

                 6.12.4 All sales agency agreements, distributorship agreements, or agreements providing for the services of an independent contractor to which Company is a party or by which it is bound.

                 6.12.5 All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Company or pursuant to which Company has acquired any substantial portion of its business or assets.

                 6.12.6 All contracts, agreements, commitments or other understandings or arrangements to which Company is a party or by which it or any of its property is bound or affected but excluding (A) purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Company of less than $5,000 in any single case but not more than $10,000 in the aggregate (exclusive of purchase orders for replacement inventory), and (B) contracts entered into in the ordinary course of business and involving payments or receipts by Company of less than $5,000 in the case of any single contract but not more than $10,000 in the aggregate (exclusive of purchase orders for replacement inventory).

                 6.12.7 All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Company is a party or is bound or which relate to the operation of Company's business.

                 6.12.8 The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from Company is currently at the rate of more than $25,000 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1998; and

                 6.12.9 The names of all of Company's directors and officers; the name of each bank in which Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Company and a summary of the terms thereof.

                 6.12.10 Each loan, conditional sales, or security agreement of Company relating to the Business with an unpaid balance of more than $25,000 and which will not be released on or before the Closing.

     To the best of knowledge of Hinkefent and Eric Hinkefent, (a) all of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 6.12 (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, and in full force and effect, and (b) except as specified in Schedule 6.12.11, no consent or waiver needs to be obtained prior to the Closing in connection with the purchase of the Shares in order to prevent a breach thereof, and (c) after the Closing, Company will be entitled to the full benefits of such agreements, leases, licenses and commitments. Hinkefent, Eric Hinkefent and the Company shall obtain, prior to Closing, all consents and waivers needed to prevent such breach ("Third Party Consents"), and shall furnish written evidence thereof in form reasonably acceptable to Purchaser. Except as disclosed in
Schedule 6.12, there is not thereunder any existing default or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on
Schedule 6.12 (together with any and all amendments thereto) have been delivered or made available to Purchaser. Each of the documents and materials previously delivered to Purchaser or its representatives and the Information, as such term is defined below, whether or not attached to or described in this Agreement as a schedule, are true and correct copies of such items and truthfully, accurately and completely describe or depict the information contained therein. Company and Hinkefent have caused the same to be provided to Purchaser with the intent that Purchaser rely on the same with regard to the transactions contemplated by this Agreement.

          6.13 Proprietary Rights. Company is the owner of its proprietary rights and property including the Intellectual Property, as defined herein, all of which is set forth on Schedule 6.13.

          6.14 No Guaranties. Company has not guaranteed the obligations or liabilities of any other person, firm or corporation.

          6.15 Filing and Records. The Company has made all material required government filings applicable to the Business, and the books of account, minute books, stock certificate books and stock transfer ledgers of Company are complete and correct in all material respects and are prepared on a basis consistent with prior years, and there have been no transactions involving the business of Company which properly should have been set forth therein and which have not been accurately so set forth.

          6.16 Broker's Fees. Company is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement except as disclosed on Schedule 2.

          6.17 Environmental, Health, and Safety Matters. For purposes of this Agreement, "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                 6.17.1 To the best of knowledge of Hinkefent and Eric Hinkefent, Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                 6.17.2 To the best of knowledge of Hinkefent and Eric Hinkefent, without limiting the generality of the foregoing, Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                 6.17.3 Neither Company nor Hinkefent nor their respective predecessors or affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                 6.17.4 To the best of knowledge of Hinkefent and Eric Hinkefent, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                 6.17.5 To the best of knowledge of Hinkefent and Eric Hinkefent, neither Company nor its predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                 6.17.6 To the best of knowledge of Hinkefent and Eric Hinkefent, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                 6.17.7 Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

                 6.17.8 To the best of knowledge of Hinkefent and Eric Hinkefent, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                 6.17.9 Hinkefent has received a copy of those Phase 1 environmental reports referred to in Section 11.10 and has no reason to believe that any statement contained is incorrect or misleading.

          6.18 Intellectual Property. For purposes of this Agreement, "Intellectual Property" means (a) any inventions and new technologies (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                 6.18.1 To the best of the Company's and Hinkefent's and Eric Hinkefent's knowledge, the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Company immediately prior to the Closing hereunder will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing hereunder. Except as provided in Schedule 6.18.1, to the best of the Company's and Hinkefent's and Eric Hinkefent's knowledge, the Company has taken all reasonably prudent action to maintain and protect each item of Intellectual Property that it owns or uses listed in subpart (b) of Section 6.18.

                 6.18.2 To the best of the Company's and Hinkefent's and Eric Hinkefent's knowledge, neither the Company nor the Hinkefents nor any Shareholder has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the Hinkefents nor any Shareholder, director, officer (nor any employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Company and Hinkefent and Eric Hinkefent, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                 6.18.3 Schedule 6.18.3 identifies each license, trademark, patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Company has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 6.18.3 also identifies each trade name or unregistered trademark used by Company in connection with of its business. With respect to each item of Intellectual Property required to be identified in Schedule 6.18.3:

          (A) To the best of knowledge of Hinkefent and Eric Hinkefent, Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

          (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Company, Hinkefent, Eric Hinkefent and Shareholders and the directors and officers of Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (D) Company has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                 6.18.4 Schedule 6.18.4 identifies each item of Intellectual Property that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 6.18.4, to the best of knowledge of Hinkefent and Eric Hinkefent,:

          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above);

          (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

          (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that affects Company's right to the use of such Intellectual Property;

          (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (H) neither the Company nor Hinkefent nor any Shareholder has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 6.18.5 To the knowledge of Company and Hinkefent and Eric Hinkefent, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                 6.18.6 Year 2000 Representation and Warranty. The Systems of Company are not Year 2000 Compliant. Company has delivered to Purchaser complete and accurate lists of its vendors and automated Systems materials to its operations, including, software, firmware, hardware, embedded chips and other processing devices and all reports, files and information in its possession relating to the extent to which the Systems of the Company and its suppliers and vendors are or are not Year 2000 Compliant. For purposes of this section:

                          6.18.6.1   "Systems" means any of the following: (i)
computer software; (ii) computer hardware; (iii) other products in which one or more computer chips are embedded; or (iv) computer, communication or other information systems that include hardware and software.

                          6.18.6.2   "Year 2000 Compliant" means the ability
of one or more Systems to properly run using date data from any century, including dates after December 31, 1999. Such ability includes: (a) yielding correct results in arithmetic operations, comparisons and sorting of date data into and between the twentieth and twenty-first centuries, including correct Leap Year calculations, and (ii) not ceasing to execute, not returning an error message and not otherwise failing due to date-related processing or due to the then current date or any other date being a date in the twentieth or twenty-first centuries. "Leap Year" means the year during which an extra day is added in February (February 29th).

          6.19   Employment Matters.

                 6.19.1 Compliance with Employment Laws. Except as otherwise disclosed under this Agreement, Company (1) To the best of knowledge of Hinkefent and Eric Hinkefent, is in material compliance with all Laws regulating employment practices, terms and conditions of employment and wages and hours, (2) is not subject to any unfair labor practice complaint or other petition before the National Labor Relations Board, (3) is not subject to any material labor strike, dispute, slow-down, or stoppage, (4) is not subject to any material Proceeding arising out of or under a collective bargaining agreement, and (5) has not experienced any primary work stoppage or other labor difficulty involving its employees during the past three years;

                 6.19.2 Plan Compliance. Company has administered and maintained its executive compensation plans, salary continuation plans, bonus plans, holiday and other bonus practices, deferred compensation agreements, pension or retirement plans, employee stock option or stock purchase plans, employee life, health, and accident insurance, and other employee benefit plans, agreements, arrangements or commitments relating to employees of Company in the Business in material compliance with all applicable Laws. Except as set forth on SCHEDULE 6.19 attached hereto, which also includes copies of the Company's current employee handbook and employment application, there are no employee pension benefit plans, as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, without limitation, any defined benefit plan, defined contribution plan, simplified employee pension plan, annuity plan, multiple employer plan, or multi-employer plan, as defined in ERISA and the Code), currently maintained by or on behalf of the Company, or with respect to which the Company is required to contribute, or may have any liability or obligation, or are otherwise bound (the "ERISA Pension Plans"). Each ERISA Pension Plan that is intended to be tax qualified has received one or more United States Internal Revenue Service determination letters to such effect covering such plan from inception to date, and nothing has occurred that would adversely affect or otherwise jeopardize such plan's tax qualification. Neither Company, Hinkefent nor Eric Hinkefent knows or has reason to know, of any prohibited transaction (as defined in ERISA) relating to any Employment Plan. Each employee benefit plan within the meaning of Section 3(3) of ERISA ("Employee Benefit Plan") complies, and has from its inception complied, in all material respects with all applicable requirements of ERISA, including reporting requirements and all qualification requirements of the Code. No Employee Benefit Plan has any amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA). Each Employee Benefit Plan (i) has complied with all notification and continuation coverage requirements of COBRA, Section 4980B of the Code and all regulations thereunder; (ii) has not experienced any reportable event as defined in ERISA; and (iii) has not terminated. Except as set forth on Schedule 6.19, Seller has no nonqualified deferred compensation, severance pay, or other employee pension plans. The Company has delivered to Purchaser correct and complete copies of each Employee Benefit Plan, including all amendments to such plan, and all summary plan descriptions and other summaries of such plan, each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Employee Benefit Plan, the most recent annual report (IRS Form 5500 Series), including all schedules to such report, if applicable, filed with respect to each Employee Benefit Plan for which such a report is required to be filed, the most recent IRS determination letter, plan audit, financial statement, and accountant's opinion (with footnotes), if applicable, for each Employee Benefit Plan for which same is required to be prepared, and the most recent of all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Employee Benefit Plan, to the extent any of same have been prepared by, or are in the possession of, the Company.

          6.20 Inventory Returns. After the Closing, to the best of Company's, Hinkefent's and Eric Hinkefent's knowledge, the Business will not be required pursuant to its regular return policy or otherwise to accept the return of any material portion of Inventory sold by Company to others prior to the Closing Date;

          6.21 Utilities. To the best of Company's, Hinkefent's and Eric Hinkefent's knowledge, all water, sewer, gas, electric, telephone, and drainage facilities required by applicable law or by the normal use and operation of the Properties are adequate to service each of the Properties under its current use;

          6.22 Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Company or Hinkefent or Eric Hinkefent in this Agreement and no statement contained in any schedule delivered or to be delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact, necessary to make the statements contained herein or therein, not misleading.

     7. Representations and Warranties by Purchaser. Purchaser represents and warrants to the Shareholders as follows:

          7.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has full power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

          7.2 Authorization and Approval of Agreement. All proceedings or actions required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

          7.3 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's Articles of Incorporation or Bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

          7.4 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

          7.5 Broker's Fees. Purchaser is not obligated to pay any broker's or other finder's fees to any third party in connection with the transactions contemplated by this Agreement.

          7.6 Issuance of Convertible Note. The issuance of the Convertible Note will qualify for an exemption from registration under the Securities Act of 1933 based upon representations of the Shareholders of their qualifications.

     8.   Conduct of Business Prior to Closing.

          8.1 Consents and Approvals. After the execution of this Agreement and prior to the Closing, Purchaser, Hinkefent, Eric Hinkefent and Company shall undertake to use their best efforts to obtain as quickly as reasonably possible all approvals necessary for the transactions contemplated by this Agreement from all necessary regulatory authorities (the "Regulatory Authorities"), Shareholders and other parties, including without limitation Third Party Consents (as defined in Section 6.12), and to comply with all applicable laws which may be applicable to the transactions contemplated by this Agreement.

          8.2 Prior to the Closing, Company shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Company and each Shareholder will use their best efforts (i)to preserve the business and organization of Company intact, (ii)to keep available to Purchaser the services of Company's present officers, employees, agents and independent contractors, (iii)to preserve for the benefit of Purchaser the goodwill of the Company as relates to its favorable relations with suppliers, customers, landlords and others having business relations with it, and (iv) to use reasonable efforts in obtaining the consent of any party whose consent may be required by reason of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the Closing Company will not, without Purchaser's prior written approval:

                8.2.1 change its Articles of Incorporation or Bylaws or merge or consolidate or obligate itself to do so with or into any other entity;

                8.2.2 enter into any contract, agreement, commitment or other understanding or arrangement except for those of the type which would not have to be listed and described under Section 6.12.6; or

                8.2.3 perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (1) described in Sections 6.8.1, .2, .3, .4, .5, .8, .9, .10, .11, .12, .13, .15, or .16 of
this Agreement (excluding any exceptions permitted under those sections) which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 6.3 of this Agreement (excluding any exceptions permitted under that section) which would be required to be set forth on Schedule 6.3 if it had taken place during the past three years.

          8.3 Company shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 6 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

          8.4 Company shall not cause or permit its total liabilities to increase or decrease other than in the ordinary, reasonable and prudent course of business. Company shall, and Hinkefent and Eric Hinkefent will cause Company to, consult with Purchaser with respect to material changes in the conduct of the business of the Company; provided, however, that nothing contained in this Section 8.4 shall require Company to take or fail to take any action that, in Company's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Company, or is likely to result in losses to Company, or is otherwise likely to prejudice in any material respect or interfere with the conduct of Company's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Company of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

          8.5 From the date of this Agreement, Company and the Shareholders shall not:

                8.5.1 take any action that would encumber or restrict the Shares or their sale or transfer, except any action by Company to enforce its rights hereunder.

                8.5.2 take any action which would breach any of their representations and warranties in this Agreement;

                8.5.3 sell or otherwise dispose of any of the assets of the Company except in the ordinary course of business;

                8.5.4 subject any properties to an encumbrance, other than in the ordinary course of business;

                8.5.5 enter into or terminate any material contract relating to the Business except in the ordinary course of business and except for those of the type which would not have to be listed and described in Schedule 6.10 or any other schedule to this Agreement;

                8.5.6 grant any options or other rights or interests in the Shares.

Company will consult with Purchaser about material changes in the conduct of the Business. Company is not required to take or fail to take any action that, in Company's reasonable judgment, is likely to result in (a) a substantial penalty, (b) a claim for damages by any third party against Company, (c) losses to Company, (d) prejudice to or interference with the Company's business and operations, or (e) a breach by Company of any of the representations and warranties made by it in this Agreement.

     9.   Investigation, Confidentiality and Exclusivity.

          9.1 Investigations. Subject to the restrictions of Section 9.2, Company consents to Purchaser commencing a due diligence investigation of the operations and financial status of Company at Purchaser's expense. Upon reasonable notice and during regular business hours, Company will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Company's officers, directors, employees, independent contractors, counsel, and independent accountants and all properties, documents, contracts, books and records of Company and will furnish Purchaser with copies of such documents (certified by Company's officers if so requested) and with such information with respect to the affairs of Company (all of which are collectively referred to as "Information") as Purchaser may reasonably request from time to time, including without limitation all books and records, references and customer contracts. Purchaser does not assume responsibility for its accuracy or completeness of the Information, whether or not Purchaser independently verifies the Information. Any such furnishing of such Information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. Subject to the restrictions of Section 9.2, Purchaser shall provide to Company all information reasonably necessary to permit Company to evaluate Purchaser's ability to perform under this Agreement.

          9.2 Confidentiality. Shareholders, Company and Purchaser agree to keep the existence and terms of this Agreement confidential and to keep confidential all information and communications concerning this Agreement, including the fact that any meetings or discussions between Purchaser and Company took place or were scheduled to take place, except to the extent necessary or appropriate in connection with any applicable regulations. The parties contemplate that by virtue of this Agreement, each may come into possession of the other's confidential financial and other business information, and each party agrees that it shall keep such information confidential and shall not engage in any activities which would or could violate the Confidentiality and Non-Disclosure Agreement, a copy of which is attached to this Agreement as Exhibit 9.2, and an original of which has been signed by each party prior to or contemporaneously with its execution and delivery of this Agreement. Shareholders and Company agrees that Purchaser may disclose to potential investors all information provided by Company, as long as such information is disclosed pursuant to a written nondisclosure agreement and on the condition that such information may be used for the sole purpose of determining whether to make an investment in Purchaser, in which case Shareholders and Company agree that such potential investors may contact Company directly. Except as provided by the foregoing sentences, no party shall make any disclosure regarding any other party to this Agreement to any person or entity unless it shall have first obtained and delivered to such other party, as applicable, such person's or entity's signature on an original of the attached Confidentiality and Non-Disclosure Agreement and also obtained such other party's written approval for such disclosure.

          9.3 Press Releases. Any public announcement of the pendency of the transactions embodied in this Agreement shall be made only upon receiving the prior written consent from Purchaser and Hinkefent as to the necessity for the announcement and the text to be used.

          9.4 Disposition of Property Upon Termination. Upon expiration or earlier termination of this Agreement for any reason, each party shall deliver to the other all tangible forms of confidential information, trade secrets and other proprietary property of the other parties which is in its possession or control, and shall certify to the other parties in writing that it has no other such property in its possession or control, and that it has no knowledge of the possession by others of any such property of the other parties previously in its possession or control.

          9.5 Exclusivity. As long as the parties are proceeding in accordance with this Agreement, neither party shall have any discussions with any third party concerning any acquisition of control of Company or any investment in or merger with Company.

     10.  Director and Shareholders Authorizations.

          10.1 At or prior to the Closing, Company will deliver to Purchaser a copy of the resolutions of the Board of Directors and the resolutions or consents of the Shareholders of Company, together with any and all required resolutions or consents of Shareholders, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Company.

          10.2 At or prior to Closing, Purchaser will deliver of Shareholders a copy of the resolutions or consents of the Board of Directors of Purchaser, together with any and all resolutions or consents of shareholders of Purchaser, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Purchaser.

     11. Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Company and Shareholders shall exert their best efforts to cause each such condition to be so fulfilled on or prior to September 10, 1999, or such other date as Purchaser and Company may agree.

          11.1 Approval of Agreement. The Board of Directors and shareholders of Company shall have approved of this Agreement and related documents.

          11.2 Additional Documents. Eric Hinkefent and Purchaser shall have entered into an employment and non-competition agreement in the form attached as Exhibit C, and Hinkefent and Purchaser shall have entered into a non-competition agreement in the form attached as Exhibit D.

          11.3 Representations. All representations and warranties of Company, Hinkefent, Eric Hinkefent and the Shareholders contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein, provided that (a) Company, Hinkefent, and the Shareholders shall have provided to Purchaser written updates to any disclosures and schedules under this Agreement ("Updates") necessary to make all representations and warranties of Company, Hinkefent and the Shareholders contained herein or in any documents delivered pursuant hereto true and correct in all material respects as of the Closing, (b) the Purchaser approves in writing of such Updates in its sole discretion, and (c) representations and warranties regarding Elk River Trading Company that are contained in an asset purchase agreement which, together with all amendments and schedules and exhibits, has been approved in form and content by Purchaser, shall be in full force and effect, and Hinkefent and Eric Hinkefent shall guarantee the truth and accuracy of such representations and warranties to Purchaser as if they had been fully set forth in this Agreement.

          11.4 Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Company, Hinkefent, Eric Hinkefent or by Shareholders at or before the Closing shall have been duly and properly performed in all material respects, and all documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

          11.5 Diligence. Purchaser shall have completed its due diligence within 30 days after the Effective Date with results satisfactory to Purchaser, provided that Purchaser shall also be satisfied with the results of due diligence with respect to any material events or developments arising subsequent to the 30th day after the Effective Date and prior to Closing.

          11.6 Closing Financial Statements. Purchaser shall be provided by Company with an unaudited balance sheet as at June 30, 1999 and unaudited statements of earnings and sources and uses of cash for the period ended June 30, 1999 (collectively, "Interim Financial Statements") and an unaudited balance sheet of Company as at the last day of the month prior to Closing for the period then ended ("Closing Balance Sheet"), all representations, warranties, indemnities and covenants made by Company and/or the Shareholders in this Agreement which relate to the Financial Statements shall similarly be deemed to relate to the Interim Financial Statements, as though each of such representations, warranties, indemnities and covenants were fully set forth herein as additional representations, warranties, indemnities and covenants containing the words "Interim Financial Statements" in lieu of the words "Financial Statements," and all representations, warranties, indemnities and covenants made by Company and/or the Shareholders in this Agreement which relate to the Balance Sheet or the Balance Sheet Date shall similarly be deemed to relate to the Closing Balance Sheet, and the Closing Balance Sheet Date, as the case may be as though each of such representations, warranties, indemnities and covenants were fully set forth herein as additional representations, warranties, indemnities and covenants containing the words "Closing Balance Sheet" in lieu of the words "Balance Sheet" and the date thereof in lieu of the words "the Balance Sheet Date."

          11.7 Certificate. There shall be delivered to Purchaser a certificate executed by the President and Secretary of Company and by Hinkefent and each Shareholders, individually, dated the date of the Closing, certifying that the conditions set forth in this Section 11 have been fulfilled.

          11.8 Good Standing. There shall be delivered to Purchaser a certificate issued by the agency regulating corporations in each of the states in which the Company is doing business, attesting to the corporate existence and good standing of Company in such state.

          11.9 Opinion. Purchaser shall have received an opinion of Company's counsel, dated the date of the Closing, in form and substance satisfactory to counsel for Purchaser, to the effect that the Company is duly formed, validly existing, and in good standing, this Agreement has been duly authorized on behalf of the Company, Hinkefent and the Shareholders, and the Agreement has been validly executed and is enforceable against the Company, Hinkefent and the Shareholders in accordance with its terms, subject to qualifications relating to insolvency laws, equitable principles, and the like.

          11.10 Environmental Report. Purchaser, Eric Hinkefent and Hinkefent shall have received and Purchaser shall have approved, in its sole discretion, a Phase 1 environmental report, or a report deemed by Purchaser in its sole discretion to be equivalent to a Phase 1 environmental report, relating to conditions on or under all locations at or adjacent to premises used or owned or controlled by Company, except that the portion of the report relating to premises leased by Company as to which the owner refuses consent to access after request by Company may omit information regarding such premises that is impossible to obtain without such access.

          11.11 Acquisition of Assets of Elk River Trading Company. Company shall have acquired all of the assets (excluding cash and cash equivalents) of, including without limitation all rights to the name of, and shall have assumed none of the liabilities of Elk River Trading Company (except assumption of the lessee's rights and liabilities under the lease of Elk River Trading Company), in a transaction in form and substance acceptable to Purchaser, and Purchaser shall have received a legal opinion of counsel to the Company in form and substance satisfactory to counsel for Purchaser, to the effect that the Company's acquisition did not violate, or cause any acceleration or default under, any lien, any provision of law or any contract or lease to which Elk River Trading Company or its assets are subject, and that there is no basis for any claim against Company arising from such acquisition. All representations, warranties, covenants and conditions in favor of the Company contained in the acquisition agreement shall be deemed to be representations, warranties, covenants and conditions in favor of Purchaser which are the obligations of Hinkefent and Eric Hinkefent to warrant, represent, perform or fulfill, as if fully set forth in this Agreement.

          11.12 Election. Company, Shareholders and Purchaser shall have executed the Election to Allocate Income Under Normal Accounting Rules Under
Section 1362(e)(3) in the form set forth on Exhibit 11.

     12.  Conditions Precedent to Company's and Shareholders' Obligations.
All obligations of Company and Shareholders at the Closing are subject, at the option of Company and each Shareholder, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts in the exercise of reasonable business judgment to cause each such condition to be so fulfilled:

          12.1 Representations. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

          12.2 Covenants. All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

          12.3 Certificate. There shall be delivered to Shareholders a certificate executed by an officer of the Purchaser, dated the date of the Closing, certifying that the conditions set forth in this Section 12 have been fulfilled.

          12.4 Opinion. Company shall have received an opinion of Purchaser's counsel, dated the date of the Closing in form and substance satisfactory to counsel for Company, to the effect that the Purchaser is duly formed, validly existing, and in good standing, this Agreement has been duly authorized on behalf of the Purchaser, and the Agreement has been validly executed and is enforceable against the Purchaser in accordance with its terms, subject to qualifications relating to insolvency laws, equitable principles, and the like.

          12.5 Purchase Price. Shareholders shall have received at Closing payment of the first installment of the Purchase Price in accordance with
Section 2 and shall have delivered the Notes to the Shareholders.

          12.6 Election. Company, Shareholders and Purchaser shall have executed the Election to Allocate Income Under Normal Accounting Rules Under
Section 1362(e)(3) in the form set forth on Exhibit 11.

     13. Indemnification. Purchaser agrees to indemnify Company and the Shareholders and Company agree to indemnify Purchaser, in connection with this transaction, against all expenses, losses, claims, damages and liabilities, including without limitation expenses of investigating the foregoing, expenses of appearing in any action or legal proceeding to which any indemnitee may become subject in order to defend against the foregoing, expenses of preparing for any such action or proceeding, and reasonable counsel fees and disbursements (collectively, "Liabilities") which result from or arise from or are based upon, the matters as set forth below. The indemnification provisions of this Agreement shall apply equally to Purchaser, Purchaser's members, officers, directors, agents, employees and affiliates and each person, if any, who controls Purchaser or any of Purchaser's affiliates (collectively, the "Purchaser Indemnitees") and to Shareholders, Company and its officers, directors, agents, employees and affiliates, the beneficiaries of Shareholders, and each person, if any, who controls Company, Shareholders, beneficiaries of the Shareholders or any of their affiliates (collectively, the "Company Indemnitees").

          13.1 By Shareholders. Hinkefent, Eric Hinkefent, and each Shareholder hereby agrees to indemnify and agree to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any and all Liabilities suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by Hinkefent, Eric Hinkefent, or such Shareholder, respectively.

          13.2 By Purchaser. Purchaser hereby agrees to indemnify and hold Shareholders harmless from, against and in respect of (and shall on demand reimburse Shareholders for) any and all Liabilities resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein.

          13.3 Procedure. Promptly after any person entitled to indemnification hereunder receives notice of the commencement of any proceeding, such person will give notice in writing to the indemnifying party, which must be given within three years after the Closing. The indemnifying party will without being deemed to have admitted any liability assume the defense, including the employment of and payment of such counsel's fees and disbursements. Should the person entitled to indemnification reasonably determine that separate counsel is necessary (whether due to the existence of different defenses, potential conflicts of interest or otherwise), or if the indemnifying party has not assumed the defense, then the person entitled to indemnification may, employ separate counsel, and the indemnifying party shall pay such counsel's reasonable fees and disbursements as incurred. In the event of any proceedings in connection with this Agreement, each party agrees that, if requested, it or its representatives will testify or otherwise assist each other party in preparing for testimony.

          13.4 Contribution. If any indemnification or reimbursement sought pursuant to this Agreement is held by a court to be unenforceable for any reason other than the express terms of this Agreement (for example, but not by way of limitation, enforcement is against public policy), then Purchaser, Hinkefent, Shareholders and Company agree, to contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to Purchaser and Company in connection with the transaction or transactions contemplated by this Agreement.

          13.5 Limitation on Indemnification. Notwithstanding any other provision of this Agreement, no person or entity shall be obligated to indemnify or hold harmless any other person or entity, and no representation, warranty or covenant made by any person or entity pursuant to this Agreement shall be deemed to be breached or condition unfulfilled, unless and until the Liabilities suffered or incurred (or reasonably likely to be suffered or incurred) by the party otherwise entitled to indemnification, which result from or arise from or are based upon such untrue representation, breach of warranty or non-fulfillment of covenant or condition, together with the Liabilities suffered or incurred (or reasonably likely to be suffered or incurred) by the same party resulting from or arising from or based upon all untrue representations, breaches of warranties and non-fulfillment of covenants made by all other parties to this Agreement in favor of such person and all unfulfilled conditions in favor of such person, exceed, in the aggregate: the difference between $500,000 and the amount of actual total liabilities of Company as of the close of business on the last day of the month preceding the Closing (excluding liabilities represented by any permitted payment set forth on Schedule 2 that has not been made prior to that day).

     14. Offset. In addition to any other remedy and subject to the limitations referenced in Section 13.5, Purchaser shall be entitled, upon any breach of this Agreement by Company or Shareholders, to offset against Purchaser's obligations to Company, Hinkefent, any Shareholder, or any Affiliate of the foregoing, including without limitation obligations under the Notes, the amount of damages, losses or expenses estimated by Purchaser to arise from such breach. Without limiting the foregoing, Purchaser may exercise this right of offset for any amount by which the actual liabilities of Company as of the close of business on the last day of the month preceding the Closing exceed the liabilities on such date as certified by Company.

     15. Survival of Representations and Warranties. All statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive after the Closing for a period of two years after the Closing. Nothing herein shall be deemed to constitute a representation or warranty with respect to any matter as of any time after the Closing, including without limitation any warranty or representation relating to any claims threatened or asserted after Closing with respect to product labeling, product function, product advertising, or other product liability claims that were unknown at time of Closing.

     16. Notices. Any and all notices, offers, demands or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or on the tenth business day after mailed by first class registered or certified United States mail, return receipt requested, addressed to the parties at the addresses set forth herein (or at such other address as any party may specify by notice to all other parties given as aforesaid). Copies of any notice sent to Purchaser must be sent to:
Scott DeWald, Esq., Lewis and Roca LLP, 40 North Central Avenue, Phoenix, Arizona 85004. Copies of any notice sent to Company, Hinkefent, Eric Hinkefent or Shareholders must be sent to: James C. Hinkefent, 7807 East 51st Street, Tulsa, Oklahoma 74145 and R. Blake Atkins, Atkins and Atkins, P.C., 427 South Boston Avenue, Suite 815, Tulsa, Oklahoma 74103-4154.

     17.  Legal and Other Costs.

          17.1 In the event that any party defaults (the "Defaulting Party") in his, her or its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his, her or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees and costs) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

          17.2 Each party shall be solely responsible for its respective expenses incurred in regard to the negotiation and drafting of this Agreement as well as the obligations to be undertaken by the respective parties in accordance with this Agreement and the proposed transactions described herein, provided that the Company shall be permitted to make expenditures set forth in
Schedule 2.

     18.  Miscellaneous.

          18.1 This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

          18.2 No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          18.3 This Agreement shall be binding upon and inure to the benefit of each party hereto, its, his or her successors, assigns, heirs and personal representatives.

          18.4 The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

          18.5 Without further consideration each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

          18.6 Shareholders will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

          18.7 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

          18.8 This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws in force in the State of Arizona. Venue for any litigation arising thereunder shall lie in the state and federal courts situated in either Maricopa County, Arizona or Tulsa County, Oklahoma.
18.9 For purposes of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or, (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      FOOD FOR HEALTH CO., INC.,
                                      an Arizona corporation


                                      Jerry Fleming
                                      -----------------------------------
                                      Jerry Fleming, President


                                      Grant Anderson
                                      -----------------------------------
                                      Grant Anderson, Secretary







                                      HEALTH FOOD ASSOCIATES, INC.,
                                      an Oklahoma corporation


                                      Eric Hinkefent
                                      -----------------------------------
                                      Eric Hinkefent, President


                                      SHAREHOLDERS:

                                      James C. Hinkefent
                                      -----------------------------------
                                      James C. Hinkefent
                                      8965 South Sandusky
                                      Tulsa, Oklahoma 74137



                                      James C. Hinkefent
                                      -----------------------------------
                                      James C. Hinkefent, as trustee of the
                                      James C. Hinkefent Health Food
                                      Associate Stock Trust dated January 30,
                                      1998


                                      James c. Hinkefent
                                      -----------------------------------
                                      James C. Hinkefent, as trustee of the
                                      James C. Hinkefent Trust dated July 11,
                                      1994, as amended


                                      Marilyn M. Hinkefent
                                      -----------------------------------
                                      Marilyn M. Hinkefent, as trustee of the
                                      James C. Hinkefent Trust dated July 11,
                                      1994, as amended


                                      Eric Hinkefent
                                      -----------------------------------
                                      Eric Hinkefent
                                      6384 South 86th East Avenue
                                      Tulsa, Oklahoma 74133


                                      Mary Ann O'Dell
                                      -----------------------------------
                                      Mary Ann O'Dell
                                      4104 West Elgin
                                      Broken Arrow, Oklahoma 74012


                                      Sally Sobol
                                      -----------------------------------
                                      Sally Sobol
                                      11533 East 7th
                                      Tulsa, Oklahoma 74128


                                      Amy Laminsky
                                      -----------------------------------
                                      Amy Laminsky
                                      5611 South 95th East Avenue
                                      Tulsa, Oklahoma 74145